AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, the undersigned parties have entered into an investment sub-advisory agreement dated December 30, 1996 (the “AGREEMENT”) and

WHEREAS, the parties desire to amend to the AGREEMENT,

THEREFORE, the AGREEMENT is hereby amended as follows:

SECTION 2. (b) currently reads as follows:

“General Duties.  Sub-Advisor shall acct as one of the several sub-investment advisers on behalf of the Fund and shall make recommendations to the Advisor with respect to investment transactions for the Sub-Advisor’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies, and restrictions of the Fun as set forth in the Fund’s prospectus and statement of additional information, and with any other limitations or requirements established by the Trust’s Board of Trustees from time to time as communicated in writing to the Sub-Advisor.”

SECTION 2.(b) shall be deleted in its entirety and replaced with the following new SECTION 2.(b):

“General Duties.  Sub-Advisor shall act as one of the several sub-investment advisers on behalf of the Fund and shall exercise full discretionary authority with respect to the Sub-Advisor’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information, and with any other limitations or requirements established by the Trust’s Board of Trustees from time to times as communicated in writing to the Sub-Advisor.”

SECTION 3.(a) currently reads as follows:

“Sub-Advisor shall furnish the Advisor with recommendations with respect to purchase or sale of investments for the Sub-Advisor’s Allocated Portion of the Fund’s assets, in accordance with the requirements of Section 2(b), above.  Advisor shall have responsibility for determining that the recommended transaction does not conflict with transactions being proposed or implemented by other sub-advisors and that, if implemented, the recommended transaction would satisfy all applicable diversification requirements under the Investment Company Act, the Internal Revenue Code of 1986, as amended, or otherwise.  After the Advisor grants approval for the transaction, Sub-Advisor shall effect the approved transaction for the Sub-Advisor’s Portfolio Allocation through its traders and shall provide Advisor with confirmations of the execution of the transaction.  Sub-Advisor shall maintain records with respect to all transaction for its Allocate Portion, and shall furnish such other reports, statements, and other data on the securities recommended and acquired for its Allocated Portion as the Advisor or the Fund’s Board of Trustees may reasonably request.”

SECTION 3.(a) shall be deleted in its entirety and replaced with the following new SECTION 3.(a):

“Advisor shall have responsibility for determining that the transactions effected by Sub-Advisor in accordance with the exercise of Sub-Advisor’s discretionary authority does not conflict with transactions being proposed or implemented by other sub-advisors and that the effected transactions will satisfy all applicable diversification requirements under the Investment Company Act, the Internal Revenue Code of 1986, as amended, or otherwise.  Sub-Advisor shall effect all transactions for the Sub-Advisor’s Portfolio Allocation through its traders and shall provide Advisor with confirmations of the execution of the transaction.  Sub-Advisor shall maintain records with respect to all transaction for its Allocate Portion, and shall furnish such other reports, statements, and other data on the securities recommended and acquired for its Allocated Portion as the Advisor or the Fund’s Board of Trustees may reasonably request.  Sub-Advisor shall have the responsibility of voting all proxies for the securities held in the Sub-Advisor’s Portfolio Allocation of securities, and for filing all required ownership reports for such securities, including the filing with the Securities and Exchange Commission of Schedules 13F, 13G and 13D, under its name.”

SECTION 3.(b) currently reads as follows:

“Advisor shall have the responsibility for maintaining consolidated books and records with respect tot eh Fund’s overall portfolio of securities in the manner required by the Investment Company Act and the Investment Adviser’s Act, for voting all proxies for the securities held in the Fund’s portfolio of securities and for filing all required ownership reports for such securities, including the filing with the Securities and Exchange Commission of Schedules 13F, 13G and 13D, under its name or in the name of the Fund as may be appropriate.”

SECTION 3.(b) shall be deleted in its entirety and replaced with the following new SECTION 3.(b):

“Advisor shall have the responsibility for maintaining consolidated books and records with respect tot eh Fund’s overall portfolio of securities in the manner required by the investment Company Act and the Investment Adviser’s Act.

ALL remaining portions of the Agreement shall remain unaltered and in effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed by their duly authorized officers, effective as of June 19, 2009.

LITMAN/GREGORY FUND ADVISORS, LLC

By:	/s/ John Coughlan
John Coughlan
Chief Operating Officer

SOUTHEASTERN ASSET MANAGEMENT, INC.

By:	/s/ Joseph L. Ott
Joseph L. Ott, Treasurer